Exhibit 99.1
August 5, 2025
Blade Air Mobility Announces Second Quarter 2025 Results
•Medical revenue increased 17.6% year-over-year in Q2 2025
•Net loss improved by $7.6 million versus the prior year to $(3.7) million in Q2 2025; Adjusted EBITDA improved by $2.2 million versus the prior year to $3.2 million in Q2 2025(1)
•Blade Passenger division to be sold to Joby Aviation for up to $125 million; Blade’s Medical division will remain a standalone public company, rebrand as Strata Critical Medical ("Strata")
•Sale is expected to be Adjusted EBITDA and Free Cash Flow neutral on a go forward basis

NEW YORK — (August 5, 2025) — Blade Air Mobility, Inc. (Nasdaq: BLDE, "Blade" or the "Company"), today announced financial results for the second quarter ended June 30, 2025.
GAAP FINANCIAL RESULTS
(in thousands except percentages, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024		% Change	2025	2024		% Change
Revenue	$70,801	$67,945		4.2%	$125,107	$119,459		4.7%
Cost of revenue	$53,064	$51,591		2.9%	$95,392	$92,966		2.6%
Software development	915	971		(5.8)%	1,727	1,641		5.2%
General and administrative	20,142	25,136		(19.9)%	37,456	42,345		(11.5)%
Selling and marketing	1,634	2,396		(31.8)%	3,069	4,524		(32.2)%
Total operating expenses	$75,755	$80,094		(5.4)%	$137,644	$141,476		(2.7)%
Loss from operations	$(4,954)	$(12,149)		(59.2)%	$(12,537)	$(22,017)		(43.1)%
Net loss	$(3,743)	$(11,326)		(67.0)%	$(7,236)	$(15,560)		(53.5)%

Gross profit	$12,889	$11,336		13.7%	$20,982	$17,188		22.1%
Gross margin	18.2%	16.7%	150	bps	16.8%	14.4%	240	bps
NON-GAAP(1) FINANCIAL RESULTS
(in thousands except percentages, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	% Change		2025	2024		% Change
Revenue	$70,801	$67,945	4.2%		$125,107	$119,459		4.7%
Cost of revenue	53,064	51,591	2.9%		95,392	92,966		2.6%
Flight Profit	17,737	16,354	8.5%		29,715	26,493		12.2%
Flight Margin	25.1%	24.1%	100	bps	23.8%	22.2%	160	bps
Adjusted SG&A	15,399	15,834	(2.7)%		29,370	29,602		(0.8)%
Depreciation included in cost of revenue	852	438	NM(2)		1,607	521		NM(2)
Adjusted EBITDA	$3,190	$958	233.0%		$1,952	$(2,588)		NM(2)
Adjusted EBITDA as a percentage of Revenue	4.5%	1.4%	310	bps	1.6%	(2.2)%		NM(2)
Passenger Adjusted EBITDA	$2,389	$782	205.5%		$2,443	$(1,869)		NM(2)
Medical Adjusted EBITDA	$6,039	$5,524	9.3%		$10,137	$9,933		2.1%
Adjusted unallocated corporate expenses and software development	$(5,238)	$(5,348)	(2.1)%		$(10,628)	$(10,652)		(0.2)%

(1) See "Use of Non-GAAP Financial Information" and "Key Metrics and Non-GAAP Financial Information" sections attached to this release for an explanation of Non-GAAP measures used and reconciliations to the most directly comparable GAAP financial measure.
(2) Not meaningful.

"This divestiture is transformational for both the Blade Passenger business and Blade’s Medical division, that will remain a standalone publicly traded company. We strongly believe that this is the best path forward to create long term value for all stakeholders including employees, customers, partners and shareholders," said Rob Wiesenthal, Blade's Chief Executive Officer. "Blade’s Medical business has grown from 12% of revenue in 2020 to over 60% of revenue over the last year."

Wiesenthal added, "I’m thrilled to announce that I will be joining Joby Aviation as CEO of Blade Air Mobility when the transaction closes. Blade's Medical division will remain a separate public company to be rebranded as Strata, where I will serve as Chairman of the Board. I'm also very pleased that Will Heyburn and Melissa Tomkiel, having successfully overseen our Medical division for many years, will become co-CEOs of Strata."

"Post-close, Strata will be a pure-play, contractual healthcare solutions business with no direct reimbursement risk, limited economic sensitivity and an attractive multi-year growth profile," said Melissa Tomkiel, President. "The long-term partnership announced with Joby Aviation as part of the transaction will provide future access to Joby eVTOLs for Strata's medical use. We expect that our use of Joby eVTOLs will provide value to Strata customers and a competitive advantage for the Company, given their lower noise profile and potential to operate at lower costs than traditional aircraft."

"Strata has a clear value creation strategy over the coming years driven by strong underlying organic growth and a highly focused and disciplined capital allocation strategy supported by approximately $200 million of cash and short-term investments on the balance sheet, pro forma for the up-front portion of the Blade Passenger sale," said Will Heyburn, Chief Financial Officer.

Heyburn added, "Importantly, the financial impact of the divestiture is expected to be Adjusted EBITDA and Free Cash Flow neutral on a go forward annualized basis, supported by approximately $7 million in estimated corporate cost efficiencies. What's more, we're announcing this transformation from a position of strength that is reflected in our strong Q2 2025 financial performance, which has continued in Q3 to-date."

Second Quarter Ended June 30, 2025 Financial Highlights
▪Total revenue increased 4.2% to $70.8 million in the current quarter versus $67.9 million in the prior year period, driven by growth in the Medical segment. Excluding Canada, which we exited in August 2024, revenue increased 8.5%, versus the prior year period.
▪Flight Profit(1) increased 8.5% to $17.7 million in the current quarter versus $16.4 million in the prior year period, driven by growth in the Medical segment and Passenger segment.
▪Flight Margin(1) improved to 25.1% in the current quarter from 24.1% in the prior year period. Passenger Flight Margin increased to 30.5% from 24.7% in the year ago period driven by margin expansion in Short Distance, driven primarily by our restructuring in Europe and our exit from Canada, along with a margin increase in Jet & Other. In Medical, Flight Margin decreased to 22.0% from 23.6% in the prior year period due to elevated maintenance downtime and maintenance costs relative to the year ago period.
▪Medical revenue increased 17.6% to $45.1 million in the current quarter versus $38.3 million in the prior year period. Air revenue increased in the quarter driven primarily by new customers, while an increase in revenue per block hour was partially offset by a continued moderation in block hours per air trip, driven by our strategy to position aircraft closer to customers, reducing repositioning costs. TOPS, our organ matching service, grew faster than Medical Segment revenue in the quarter.
▪Short Distance revenue decreased (17.8)% to $17.2 million in the current quarter versus $20.9 million in the prior year period. Excluding Canada, which we exited in August 2024, Short Distance revenue decreased (5.5)%(1) versus the prior year period driven by lower revenue in U.S. Short Distance partially offset by strength in Europe. U.S. Short Distance saw reduced demand following the New York tourist helicopter incident in April 2025 while inclement weather also had a negative impact; these impacts are expected to be transitory and performance has improved recently.
▪Jet and Other revenue decreased (2.3)% to $8.5 million in the current quarter versus $8.7 million in the prior year period driven by a modest decline in flight volumes and revenue per flight compared with the year ago period.
▪Net loss improved by $7.6 million versus the prior year to $(3.7) million in the current quarter driven primarily by a $7.2 million improvement in loss from operations and higher non-operating income.
▪Adjusted EBITDA(1) increased by $2.2 million year-over-year to $3.2 million in the current quarter versus $1.0 million in the prior year period driven by improvements in both Passenger and Medical.
▪Passenger Segment Adjusted EBITDA improved by $1.6 million to $2.4 million in the current quarter versus the prior year period
▪Medical Segment Adjusted EBITDA increased $0.5 million to $6.0 million versus the prior year period. Medical Segment Adjusted EBITDA margin rose to 13.4% in Q2 2025 versus 11.4% in Q1 2025, but declined compared to 14.4% in Q2 2024.
▪Adjusted Unallocated Corporate Expenses and Software Development decreased $0.1 million versus the prior year period.
▪Operating Cash Flow was $(3.1) million in the current quarter driven primarily by an increase in working capital as revenue grew 30.4% in Q2 2025 compared with Q1 2025. Capital expenditures of $2.7 million were driven primarily by aircraft maintenance in the Medical Segment. Free Cash Flow, Before Aircraft Acquisitions, which is net of all capital expenditures, including aircraft maintenance expenses, but excludes the impact of aircraft acquisitions, was $(5.7) million in the current quarter.
▪Ended Q2 2025 with $113.4 million in cash and short term investments.

(1) See "Use of Non-GAAP Financial Information" and "Key Metrics and Non-GAAP Financial Information" sections attached to this release for an explanation of Non-GAAP measures used and reconciliations to the most directly comparable GAAP financial measure.

Business Highlights and Recent Updates
▪Announced the sale of Blade Passenger to Joby Aviation for up to $125 million
▪Blade’s Medical division, including the wholly-owned Trinity Medical Solutions subsidiary, will remain a standalone publicly-traded company
▪After the closing of the Passenger divestiture, the Company will rebrand as Strata Critical Medical, Inc. ("Strata")
▪The Company will continue trading under the BLDE ticker until a new ticker is announced at a later date
▪Long-term partnership between Joby Aviation and Strata to provide future access to Joby EVTOLs for medical flights

Financial Outlook
The divestiture of Blade's Passenger division is expected to be neutral to Adjusted EBITDA and Free Cash Flow on a go forward annualized basis. The loss of Passenger Segment Adjusted EBITDA is expected to be offset by a reduction in unallocated corporate costs. The divestiture's impact on 2025 revenue will be variable depending on the exact timing of the transaction's closing.

Today, we are reaffirming our 2025 revenue and Adjusted EBITDA guidance on a full-company basis, excluding the impact of the divestiture, and we will provide updated guidance following the close of the transaction.

Our reaffirmed guidance for the full year 2025, without giving effect to the impact of the divestiture, is as follows:
▪Revenue of $245-265 million
▪Double-digit Adjusted EBITDA(1)

Conference Call
The Company will conduct a conference call starting at 8:00 a.m. ET on August 5, 2025 to discuss the results for the second quarter ended June 30, 2025 and the divestiture of the Passenger business.
A live audio-only webcast of the call may be accessed from the Investor Relations section of the Company’s website at https://ir.blade.com/. An archived replay of the call will be available on the Investor Relations section of the Company's website for one year.

(1) We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses, certain fair value measurements, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Use of Non-GAAP Financial Information
Blade believes that the non-GAAP measures discussed below, viewed in addition to and not in lieu of our reported U.S. Generally Accepted Accounting Principles ("GAAP") results, provide useful information to investors by providing a more focused measure of operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA, Adjusted Unallocated Corporate Expenses, SG&A, Adjusted SG&A, Flight Profit, Flight Margin, Free Cash Flow and Free Cash Flow, before Aircraft Acquisitions and revenue excluding the impact of Canada have been reconciled to the nearest GAAP measure in the tables within this press release.

Adjusted EBITDA – Blade reports Adjusted EBITDA, which is a non-GAAP financial measure. Blade defines Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, interest income and expense, income tax, realized gains and losses on short-term investments, impairment of intangible assets and certain other non-recurring items that management does not believe are indicative of ongoing Company operating performance and would impact the comparability of results between periods.

Adjusted Unallocated Corporate Expenses – Blade defines Adjusted Unallocated Corporate Expenses as expenses that cannot be allocated to either of our reporting segments (Passenger and Medical) and therefore attributable to our Corporate expenses and software development, less non-cash items and certain other non-recurring items that management does not believe are indicative of ongoing Company operating performance and would impact the comparability of results between periods.

SG&A and Adjusted SG&A – Blade defines SG&A as total operating expenses excluding cost of revenue. Blade defines Adjusted SG&A as total operating expenses excluding cost of revenue and excluding non-cash items and certain other non-recurring items that management does not believe are indicative of ongoing Company operating performance and would impact the comparability of results between periods.

Flight Profit and Flight Margin – Blade defines Flight Profit as revenue less cost of revenue. Cost of revenue consists of flight costs paid to operators of aircraft and vehicles, landing fees, depreciation of aircraft, vehicles and machinery and equipment, operating lease cost, internal costs incurred in generating organ ground transportation revenue using the Company’s owned vehicles and costs of operating our owned aircraft including fuel, management fees paid to the operator, maintenance costs and pilot salaries. Blade defines Flight Margin for a period as Flight Profit for the period divided by revenue for the same period. Blade believes that Flight Profit and Flight Margin provide an important measure of the profitability of the Company's flight and ground operations, as they focus solely on the non-discretionary direct costs associated with those operations such as third-party variable costs and costs of owning and operating Blade's owned aircraft.

Free Cash Flow and Free Cash Flow, before Aircraft Acquisitions – Blade defines Free Cash Flow as net cash provided by / (used in) operating activities less capital expenditures and capitalized software development costs, net of proceeds from disposal of property and equipment. Blade also reports Free Cash Flow, before Aircraft Acquisitions, which is Free Cash Flow excluding cash outflows for aircraft acquisitions. Blade believes that Free Cash Flow and Free Cash Flow, before Aircraft Acquisitions provide important insights into the cash-generating capability of the business, with Free Cash Flow, before Aircraft Acquisition specifically highlighting the cash generated by our core operations before the impact of discretionary strategic investments in new aircraft.

We have also shown revenue, Short Distance and Passenger revenue excluding the impact of Canada in this release. These amounts reflect total revenue, Short Distance and Passenger revenue, respectively, excluding the activity in Canada in the prior year periods. The Company discontinued its operations in Canada on August 31, 2024. Management believes that presenting this information enhances the comparability of results between periods.

Financial Results

BLADE AIR MOBILITY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data, unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$58,754	$18,378
Restricted cash	1,564	1,269
Accounts receivable, net of allowance of $315 and $112 at June 30, 2025 and December 31, 2024, respectively	28,172	21,591
Short-term investments	54,666	108,757
Prepaid expenses and other current assets	13,324	10,747
Total current assets	156,480	160,742

Non-current assets:
Property and equipment, net	33,697	30,918
Intangible assets, net	13,580	13,653
Goodwill	44,251	41,050
Operating right-of-use asset	8,453	8,876
Other non-current assets	1,458	1,436
Total assets	$257,919	$256,675

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$13,679	$12,766
Deferred revenue	9,112	6,656
Operating lease liability, current	3,521	3,304
Total current liabilities	26,312	22,726

Non-current liabilities:
Warrant liability	2,979	5,808
Operating lease liability, long-term	5,318	6,018
Deferred tax liability	210	185
Total liabilities	34,819	34,737

Stockholders' Equity
Preferred stock, $0.0001 par value, 2,000,000 shares authorized; no shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 400,000,000 authorized; 81,695,605 and 79,419,028 shares issued at June 30, 2025 and December 31, 2024, respectively	7	7
Additional paid in capital	411,259	407,076
Accumulated other comprehensive income	5,968	1,753
Accumulated deficit	(194,134)	(186,898)
Total stockholders' equity	223,100	221,938

Total Liabilities and Stockholders' Equity	$257,919	$256,675

BLADE AIR MOBILITY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$70,801	$67,945	$125,107	$119,459

Operating expenses
Cost of revenue	53,064	51,591	95,392	92,966
Software development	915	971	1,727	1,641
General and administrative	20,142	25,136	37,456	42,345
Selling and marketing	1,634	2,396	3,069	4,524
Total operating expenses	75,755	80,094	137,644	141,476

Loss from operations	(4,954)	(12,149)	(12,537)	(22,017)

Other non-operating income
Interest income	1,155	1,788	2,476	3,860
Change in fair value of warrant liabilities	77	(913)	2,829	2,565
Total other non-operating income	1,232	875	5,305	6,425

Loss before income taxes	(3,722)	(11,274)	(7,232)	(15,592)

Income tax expense (benefit)	21	52	4	(32)

Net loss	$(3,743)	$(11,326)	$(7,236)	$(15,560)

Net loss per share:
Basic	$(0.05)	$(0.15)	$(0.09)	$(0.20)
Diluted	$(0.05)	$(0.15)	$(0.09)	$(0.20)
Weighted-average number of shares outstanding:
Basic	81,297,402	77,603,604	80,598,483	76,700,008
Diluted	81,297,402	77,603,604	80,598,483	76,700,008

BLADE AIR MOBILITY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net loss	$(3,743)	$(11,326)	$(7,236)	$(15,560)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	1,776	1,559	3,473	3,153
Stock-based compensation	5,349	5,647	9,566	9,965
Change in fair value of warrant liabilities	(77)	913	(2,829)	(2,565)
Excess of lease liability over operating right-of-use assets	—	(123)	—	(123)
Gain on lease modification	—	(6)	—	(53)
Accretion of interest income on held-to-maturity securities	(785)	(816)	(1,508)	(2,297)
Deferred tax benefit	21	52	4	(32)
Impairment of intangible assets	—	5,759	—	5,759
Bad debt expense	355	171	385	202
Other (1)	(20)	1	43	4
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3,904)	6,374	(1,650)	5,958
Accounts receivable	(6,257)	(4,358)	(6,777)	(6,967)
Other non-current assets	61	510	74	466
Operating right-of-use assets/lease liabilities	(31)	66	(61)	39
Accounts payable and accrued expenses	3,192	2,712	914	(7,525)
Deferred revenue	999	1,294	2,292	2,454
Net cash (used in) / provided by operating activities	(3,064)	8,429	(3,310)	(7,122)

Cash Flows From Investing Activities:
Capitalized software development costs	(429)	(745)	(961)	(1,056)
Purchase of property and equipment	(2,299)	(16,163)	(4,918)	(16,979)
Proceeds from disposal of property and equipment	64	—	69	—
Purchase of held-to-maturity investments	(12,206)	—	(96,403)	(77,051)
Proceeds from maturities of held-to-maturity investments	43,550	—	151,300	102,740
Net cash provided by / (used in) investing activities	28,680	(16,908)	49,087	7,654

Cash Flows From Financing Activities:
Proceeds from the exercise of common stock options	14	22	74	113
Taxes paid related to net share settlement of equity awards	(1,151)	(986)	(5,457)	(1,023)
Repurchase and retirement of common stock	—	(244)	—	(244)
Net cash used in financing activities	(1,137)	(1,208)	(5,383)	(1,154)

Effect of foreign exchange rate changes on cash balances	151	(7)	277	(33)
Net increase (decrease) in cash and cash equivalents and restricted cash	24,630	(9,694)	40,671	(655)
Cash and cash equivalents and restricted cash - beginning	35,688	38,060	19,647	29,021
Cash and cash equivalents and restricted cash - ending	$60,318	$28,366	$60,318	$28,366

Reconciliation to unaudited interim condensed consolidated balance sheets
Cash and cash equivalents	$58,754	$26,308	$58,754	$26,308
Restricted cash	1,564	2,058	1,564	2,058
Total cash and cash equivalents and restricted cash	$60,318	$28,366	$60,318	$28,366

Supplemental cash flow information
Cash paid for:
Income Taxes paid	$23	$—	$23	$—
Non-cash investing and financing activities:
New leases under ASC 842 entered into during the period	$592	$3,777	$1,200	$6,358
Common stock issued for settlement of earn-out previously in accounts payable and accrued expenses	—	—	—	3,022
Purchases of property and equipment and capitalized software in accounts payable and accrued expenses	(105)	3,348	234	3,633
Derecognition of ROU assets and lease liability	—	(6,367)	—	(6,367)
(1) Prior year amounts have been updated to conform to current period presentation.

Key Metrics and Non-GAAP Financial Information

DISAGGREGATED REVENUE BY PRODUCT LINE
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Passenger segment
Short Distance	$17,195	$20,908	$26,475	$30,718
Jet and Other	8,498	8,696	17,576	14,374
Total	$25,693	$29,604	$44,051	$45,092

Medical segment
MediMobility Organ Transport	$45,108	$38,341	81,056	74,367
Total	$45,108	$38,341	$81,056	$74,367

Total Revenue	$70,801	$67,945	$125,107	$119,459

IMPACT OF FORMER OPERATIONS IN CANADA ON REPORTED REVENUE
(in thousands except percentages, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Revenue	$70,801	$67,945	4.2%	$125,107	$119,459	4.7%
Canada revenue	—	(2,704)		—	(5,267)
Revenue excluding Canada	$70,801	$65,241	8.5%	$125,107	$114,192	9.6%

Short Distance	$17,195	$20,908	(17.8)%	$26,475	$30,718	(13.8)%
Canada revenue	—	(2,704)		—	(5,267)
Short Distance Revenue excluding Canada	$17,195	$18,204	(5.5)%	$26,475	$25,451	4.0%

Passenger Segment	$25,693	$29,604	(13.2)%	$44,051	$45,092	(2.3)%
Canada revenue	—	(2,704)		—	(5,267)
Passenger Revenue excluding Canada	$25,693	$26,900	(4.5)%	$44,051	$39,825	10.6%

SEGMENT INFORMATION: REVENUE, FLIGHT PROFIT, FLIGHT MARGIN, ADJUSTED EBITDA WITH RECONCILIATION TO TOTAL ADJUSTED EBITDA
(in thousands except percentages, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Passenger Revenue	$25,693	$29,604	$44,051	$45,092
Medical Revenue	45,108	38,341	81,056	74,367
Total Revenue	$70,801	$67,945	$125,107	$119,459

Passenger Flight Profit	$7,829	$7,317	$11,873	$9,426
Medical Flight Profit	9,908	9,037	17,842	17,067
Total Flight Profit	$17,737	$16,354	$29,715	$26,493

Passenger Flight Margin	30.5%	24.7%	27.0%	20.9%
Medical Flight Margin	22.0%	23.6%	22.0%	22.9%
Total Flight Margin	25.1%	24.1%	23.8%	22.2%

Passenger Adjusted EBITDA	$2,389	$782	$2,443	$(1,869)
Medical Adjusted EBITDA	6,039	5,524	10,137	9,933
Adjusted unallocated corporate expenses and software development	(5,238)	(5,348)	(10,628)	(10,652)
Total Adjusted EBITDA	$3,190	$958	$1,952	$(2,588)

LAST TWELVE MONTHS PASSENGER ADJUSTED EBITDA
(in thousands, unaudited)

		Three Months Ended
	Last Twelve Months	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Passenger Adjusted EBITDA	$7,880	$2,389	$54	$(156)	$5,593

SEATS FLOWN - ALL PASSENGER FLIGHTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Seats flown – all passenger flights(1)	22,730	27,391	36,614	40,677
(1) We discontinued our operations in Canada on August 31, 2024. As a result, the Seats Flown metric above excludes activity in Canada for the three and six months ended June 30, 2024, which Seats Flown in Canada amounted to 15,222 and 29,342, respectively.

REVENUE, FLIGHT PROFIT, FLIGHT MARGIN, ADJUSTED SG&A, ADJUSTED EBITDA
(in thousands except percentages, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$70,801	$67,945	$125,107	$119,459
Flight Profit	17,737	16,354	29,715	26,493
Flight Margin	25.1%	24.1%	23.8%	22.2%
Adjusted SG&A	15,399	15,834	29,370	29,602
Adjusted SG&A as a percentage of revenue	21.7%	23.3%	23.5%	24.8%
Depreciation included in Flight Profit	852	438	1,607	521
Adjusted EBITDA	$3,190	$958	$1,952	$(2,588)
Adjusted EBITDA as a percentage of revenue	4.5%	1.4%	1.6%	(2.2)%

RECONCILIATION OF REVENUE LESS COST OF REVENUE TO GROSS PROFIT AND GROSS PROFIT TO FLIGHT PROFIT
(in thousands except percentages, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$70,801	$67,945	$125,107	$119,459
Less:
Cost of revenue(1)	53,064	51,591	95,392	92,966
Depreciation and amortization(2)	777	971	1,535	2,211
Stock-based compensation	46	35	87	113
Other(3)	4,025	4,012	7,111	6,981
Gross Profit	$12,889	$11,336	$20,982	$17,188
Gross Margin	18.2%	16.7%	16.8%	14.4%

Gross Profit	$12,889	$11,336	$20,982	$17,188
Reconciling items:
Depreciation and amortization(2)	777	971	1,535	2,211
Stock-based compensation	46	35	87	113
Other(3)	4,025	4,012	7,111	6,981
Flight Profit	$17,737	$16,354	$29,715	$26,493
Flight Margin	25.1%	24.1%	23.8%	22.2%
(1) Cost of revenue consists of flight costs paid to operators of aircraft and vehicles, landing fees, depreciation of aircraft, vehicles and machinery and equipment, operating lease cost, internal costs incurred in generating organ ground transportation revenue using the Company’s owned vehicles and costs of operating our owned aircraft including fuel, management fees paid to the operator, maintenance costs and pilot salaries.
(2) Represents real estate depreciation and intangibles amortization included within general and administrative.
(3) Other costs include credit card processing fees, direct staff costs (primarily customer facing, logistics and coordination), commercial costs and establishment costs.

RECONCILIATION OF TOTAL OPERATING EXPENSES TO ADJUSTED SG&A
(in thousands except percentages, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$70,801	$67,945	$125,107	$119,459

Total operating expenses	75,755	80,094	137,644	141,476
Subtract:
Cost of revenue	53,064	51,591	95,392	92,966
SG&A	$22,691	$28,503	$42,252	$48,510
SG&A as percentage of Revenue	32.0%	42.0%	33.8%	40.6%
Adjustments to reconcile SG&A to Adjusted SG&A
Subtract:
Depreciation and amortization included in SG&A	924	1,121	1,866	2,632
Stock-based compensation	5,410	5,546	9,621	10,089
Legal and regulatory advocacy fees(1)	345	139	703	262
SOX readiness costs	—	82	—	82
Impairment of intangible assets	—	5,759	—	5,759
Other(2)	613	22	692	84
Adjusted SG&A	$15,399	$15,834	$29,370	$29,602
Adjusted SG&A as percentage of Revenue	21.7%	23.3%	23.5%	24.8%
(1) Includes legal advocacy fees that we do not consider representative of legal and regulatory advocacy costs that we will incur from time to time in the ordinary course of our business. For the three and six months ended June 30, 2025 and 2024, these costs primarily related to the Drulias lawsuit.
(2) For the three months ended June 30, 2025, Other primarily includes professional fees in connection with the Sale of Passenger business. For the three months ended June 30, 2024, Other includes M&A professional fees. For the six months ended June 30, 2025, Other primarily includes professional fees in connection with the Sale of Passenger business and restructuring costs associated with the reorganization of Blade Europe. For the six months ended June 30, 2024, Other includes M&A professional fees.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands except percentages, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(3,743)	$(11,326)	$(7,236)	$(15,560)
Add (deduct):
Depreciation and amortization	1,776	1,559	3,473	3,153
Stock-based compensation	5,410	5,546	9,621	10,089
Change in fair value of warrant liabilities	(77)	913	(2,829)	(2,565)
Interest income	(1,155)	(1,788)	(2,476)	(3,860)
Income tax expense (benefit)	21	52	4	(32)
Legal and regulatory advocacy fees(1)	345	139	703	262
SOX readiness costs	—	82	—	82
Impairment of intangible assets	—	5,759	—	5,759
Other(2)	613	22	692	84
Adjusted EBITDA	$3,190	$958	$1,952	$(2,588)
Revenue	$70,801	$67,945	$125,107	$119,459
Adjusted EBITDA as a percentage of Revenue	4.5%	1.4%	1.6%	(2.2)%
(1) Includes legal advocacy fees that we do not consider representative of legal and regulatory advocacy costs that we will incur from time to time in the ordinary course of our business. For the three and six months ended June 30, 2025 and 2024, these costs primarily related to the Drulias lawsuit.
(2) For the three months ended June 30, 2025, Other primarily includes professional fees in connection with the Sale of Passenger business. For the three months ended June 30, 2024, Other includes M&A professional fees. For the six months ended June 30, 2025, Other primarily includes professional fees in connection with the Sale of Passenger business and restructuring costs associated with the reorganization of Blade Europe. For the six months ended June 30, 2024, Other includes M&A professional fees..

RECONCILIATION OF NET CASH (USED IN) / PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND FREE CASH FLOW BEFORE AIRCRAFT ACQUISITIONS
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash (used in) / provided by operating activities	$(3,064)	$8,429	$(3,310)	$(7,122)
Capitalized software development costs	(429)	(745)	(961)	(1,056)
Purchase of property and equipment	(2,299)	(16,163)	(4,918)	(16,979)
Proceeds from disposal of property and equipment	64	—	69	—
Free Cash Flow	(5,728)	(8,479)	(9,120)	(25,157)
Aircraft and Engine Acquisition Capital Expenditures(1)	28	14,635	718	14,635
Free Cash Flow, before Aircraft Acquisitions	$(5,700)	$6,156	$(8,402)	$(10,522)
(1) Represents capital expenditures for aircraft and engine acquisitions, excluding capitalized maintenance subsequent to initial acquisition.

LAST TWELVE MONTHS DISAGGREGATED REVENUE BY PRODUCT LINE
(in thousands, unaudited)

		Three Months Ended
	Last Twelve Months	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Product Line:
Short Distance	$67,960	$17,195	$9,280	$9,133	$32,352
Jet and Other	32,875	8,498	9,078	8,836	6,463
MediMobility Organ Transport	153,506	45,108	35,948	36,388	36,062
Total Revenue	$254,341	$70,801	$54,306	$54,357	$74,877

About Blade Air Mobility
Blade Air Mobility provides air transportation and logistics for hospitals across the United States, where it is one of the largest transporters of human organs for transplant, and for passengers, with helicopter and fixed wing services primarily in the Northeast United States and Southern Europe. Based in New York City, Blade's asset-light model, coupled with its exclusive passenger terminal infrastructure and proprietary technologies, is designed to facilitate a seamless transition from helicopters and fixed-wing aircraft to Electric Vertical Aircraft (“EVA” or “eVTOL”), enabling lower cost air mobility that is both quiet and emission-free.
For more information, visit www.blade.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and may be identified by the use of words such as "will", “anticipate”, “believe”, “could”, “continue”, “expect", “estimate”, “may”, “plan”, “outlook”, “future”, "target", and “project” and other similar expressions and the negatives of those terms. These statements, which involve risks and uncertainties, relate to the sale of Blade's Passenger business, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Blade’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the impact and anticipated benefits of the sale of Blade's Passenger business (including the receipt of any contingent consideration), the impact of such divestiture on Blade’s financial performance and liquidity outlook, the timing when such transaction may be completed, if at all, Blade’s future plans and business strategies, financial and operating performance (including the discussion of financial and liquidity outlook and guidance for 2025 and beyond), the composition and performance of its fleet, results of operations, industry environment and growth opportunities and new product lines and partnerships. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Blade’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include: the occurrence of any event, change, or circumstance that could give rise to the termination of the agreement to divest Blade's Passenger business or a delay in consummating the transactions contemplated thereby; the effect of the announcement of the proposed transaction on the Blade's business relationships, operating results, and business generally; unexpected costs, charges, or expenses resulting from the proposed divestiture; any failure to realize the anticipated efficiencies and benefits of such transaction; fluctuations in the value of any equity issued to Blade in the transaction; our continued incurrence of significant losses; failure of the markets for our offerings to grow as expected, or at all; our ability to effectively market and sell air transportation as a substitute for conventional methods of transportation; reliance on certain customers in our Passenger segment revenue; the inability or unavailability to use or take advantage of the shift, or lack thereof, to EVA technology; our ability to successfully enter new markets and launch new routes and services; any adverse publicity stemming from accidents involving small aircraft, helicopters or charter flights and, in particular, any accidents involving our third-party operators; the impact of the recently announced sale of our Passenger business, our ability to successfully complete such sale on a timely basis or at all, and any inability to realize the anticipated benefits of such transaction; any change to the ownership of our aircraft and the challenges related thereto; the effects of competition; harm to our reputation and brand; our ability to provide high-quality customer support; our ability to maintain a high daily aircraft usage rate; changes in consumer preferences, discretionary spending and other economic conditions; impact of natural disasters, outbreaks and pandemics, economic, social, weather, geopolitical, growth constraints, and regulatory conditions or other circumstances on metropolitan areas and airports where we have geographic concentration; the effects of climate change, including potential increased impacts of severe weather and regulatory activity; the availability of aircraft fuel; our ability to address system failures, defects, errors, or vulnerabilities in our website, applications, backend systems or other technology systems or those of third-party technology providers; interruptions or security breaches of our information technology systems; our placements within mobile applications; our ability to protect our intellectual property rights; our use of open source software; our ability to expand and maintain our infrastructure network; our ability to access additional funding; the increase of costs and risks associated with international expansion; our ability to identify, complete and successfully integrate future acquisitions; our ability to manage our growth; increases in insurance costs or reductions in insurance coverage; the loss of key members of our management team; our ability to maintain our company culture; our reliance on contractual relationships with certain transplant centers and Organ Procurement Organizations; effects of fluctuating financial results; our reliance on third-party operators; the availability of third-party operators; disruptions to third-party operators; increases in insurance costs or reductions in insurance coverage for our third-party aircraft operators; the possibility that our third-party aircraft operators may illegally, improperly or otherwise inappropriately operate our branded aircraft; our reliance on third-party web service providers; changes in our regulatory environment; risks and impact of any litigation we may be subject to; regulatory obstacles in local governments; the expansion of domestic and foreign privacy and security laws; the expansion of environmental regulations; our ability to remediate any material weaknesses or maintain internal controls over financial reporting; our ability to maintain effective internal controls and disclosure controls; changes in the fair value of our warrants; and other factors beyond our control. Additional factors can be found in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the U.S. Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Blade undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Contacts

For Investor Relations
Mathew Schneider
investors@blade.com

For Media Relations
Lee Gold
press@blade.com